Exhibit 23.6

Aaron Radonich, QP Mineral Resources

WSP Australia Pty Limited

Level 3, Mia Yellagonga Tower 2, 5 Spring Street, Perth, 6000, Australia

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled How Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2023 as signed and certified by me, Aaron Radonich (the “Technical Report Summary”), I hereby state that I am responsible for the preparation of those certain sections of the Technical Report Summary listed as my areas of responsibility in Section 2.4 thereof.

Furthermore, I state that:

(a)	I consent to the public filing by Namib Minerals and Greenstone Corporation of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is Amendment No. 1 to the Registration Statement on Form F-4 of Namib Minerals and Greenstone Corporation (the “Document”);

(c)	I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Perth, Western Australia this 10th of January, 2025.

/s/ Aaron Radonich	Professional Seal / Stamp
Signature of Qualified Person

Aaron Radonich, FAusIMM(CP), Member No. 221172